LHC Group, Inc.
Barr Brown, CFO & Sr. Vice President
337-233-1307
Exhibit 99.1
FOR IMMEDIATE RELEASE
LHC GROUP REPORTS SECOND QUARTER AND SIX MONTH 2005 FINANCIAL RESULTS
LAFAYETTE, LA, August 9, 2005 — LHC Group, Inc., a provider of post-acute healthcare services primarily in rural markets in the southern United States (NASDAQ: LHCG), announced today its second quarter and six month 2005 financial results.
Net service revenue for the three months ended June 30, 2005 was $38.5 million, an increase of $8.9 million, or 30.1%, from $29.6 million in 2004. For the three months ended June 30, 2005 and 2004, 85.6% and 85.7%, respectively, of net service revenue was derived from Medicare.
For the quarter ended June 30, 2005, the Company reported non-GAAP earnings per fully diluted share of $0.20 and GAAP loss per fully diluted share of $0.04. The Company’s non-GAAP earnings per fully diluted share excludes a one-time equity-based compensation charge primarily related to the conversion of the Company’s Key Employee Equity Participation Units, or KEEP units, to common stock in connection with the Company’s initial public offering, which closed on June 14, 2005, a-non cash charge relating to the minority interest in one of the Company’s long-term acute care hospital joint ventures which became redeemable upon completion of the initial public offering, and a one time income tax benefit resulting from an equity based compensation charge incurred by the Company prior to the completion of the initial public offering.
Net service revenue for the six months ended June 30, 2005 was $76.0 million, an increase of $20.4 million, or 36.7%, from $55.6 million in 2004. For the six months ended June 30, 2005 and 2004, 85.3% and 86.3%, respectively, of net service revenue was derived from Medicare. For the six months ended June 30, 2005, the Company reported non-GAAP earnings per fully diluted share of $0.49 and GAAP earnings per fully diluted share of $0.21. The Company’s non-GAAP earnings per fully diluted share for the six months ended June 30, 2005 excluded those same items that were excluded to determine the Company’s non-GAAP earnings per fully diluted share for the three months ended June 30, 2005 plus an additional $313,000 of equity based compensation expense incurred by the Company in the first quarter of 2005 relating to the KEEP Units.
Keith G. Myers, president and CEO of LHC Group, said, “We are very pleased with the top-line growth shown in the second quarter of 2005 and we are working to continue this growth, both through organic growth and by way of acquisition. As an example of these efforts, we recently added one Medicare-certified home care agency in Texas and as previously announced we executed a definitive agreement to acquire Home Care Plus of Lewisburg, West Virginia. We believe that our third and fourth quarter results for this year will continue to show the strength of our underlying business model and the excellence of our people as they execute our strategic plan.”
Days sales outstanding (“DSO”) was 95 for the six months ended June 30, 2005 as compared to 71 for the six months ended June 30, 2004. The increase in DSO was primarily due to the implementation of a new revenue, billing and receivable management application at our home nursing agencies. We began implementation in December 2004 and completed installation during the second quarter of 2005. As a result of the installation, we incurred non-routine delays in our accounts receivable collections.
Home-Based Services
Net service revenue for the three months ended June 30, 2005 was $25.3 million, an increase of $5.3 million, or 26.5%, from $20.0 million for the three months ended June 30, 2004. Approximately $1.9 million of this increase was attributable to net service revenue generated from acquisition or internal development activity during 2004 and 2005. The remaining increase of approximately $3.4 million reflects the Company’s internal growth.
Total admissions to the home-based services segment were 4,516 and 3,809 for the three months ended June 30, 2005 and 2004, respectively. Total Medicare admissions to the Company’s home-based services segment were 3,344 and 2,872 for the three months ended June 30, 2005 and 2004, respectively.
Operating income for the three months ended June 30, 2005 was $2.7 million, a decrease of $1.0 million or 27.0%, from $3.7 million for the three months ended June 30, 2004. This decrease is primarily due to the non-recurring equity based compensation expense of $2.3 million related to the Company’s KEEP units that was attributable to the Company’s home based services segment.
Facility-Based Services
Net service revenue for the three months ended June 30, 2005 was $13.1 million, an increase of $3.5 million, or 36.5%, from $9.6 million for the three months ended June 30, 2004. The $3.5 million increase was attributable to net service revenue generated from acquisition and development activity during 2004.
Total patient days in the facility-based services segment were 10,519 and 7,609 for the three months ended June 30, 2005 and 2004, respectively. Total outpatient visits to the facility-based services segment were 11,639 and 4,137 for the three months ended June 30, 2005 and 2004, respectively.
Operating loss for the three months ended June 30, 2005 was $156,000, a decrease of $1.8 million from operating income of $1.6 million for the three months ended June 30, 2004. This decrease is primarily due to the non-recurring equity based compensation expense of $1.0 million related to the Company’s KEEP units that was attributable to the Company’s facility based services segment.
Non-GAAP Financial Information
The Company has decided to present the non-GAAP information in this press release to give investors a means of comparing the Company’s normalized operational performance for the first half of 2005 with its normalized operational performance in the same period in 2004, before the impact of transactions arising out of the Company’s initial public offering. A reconciliation between the non-GAAP results and the Company’s GAAP results accompanies this press release.
Financial Tables to Follow

LHC GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA

	June 30,	December 31,
	2005	2004
	(unaudited)
	(in thousands, except share data)
Cash	$20,311	$2,911
Total assets	96,852	47,519
Total debt	2,659	18,275
Total stockholder’s equity	73,789	16,351

LHC GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
		(unaudited)
	(in thousands, except share and per share data)
Net service revenue	$38,459	$29,599	$75,995	$55,579
Cost of service revenue	20,994	14,852	40,623	28,763

Gross margin	17,465	14,747	35,372	26,816
General and administrative expenses	11,610	9,212	22,443	16,821
Equity-based compensation expense(1)	3,352	229	3,856	1,046

Operating income	2,503	5,306	9,073	8,949
Interest expense	397	355	700	698
Non-operating (income) loss, including gain or loss on sales of assets	8	307	(510)	124

Income from continuing operations before income taxes and minority interest and cooperative endeavor allocations	2,098	4,644	8,883	8,127
Income tax expense	16	1,332	2,053	2,466
Minority interest and cooperative endeavor allocations	1,195	1,055	2,656	1,985

Income from continuing operations	887	2,257	4,174	3,676
Loss from discontinued operations (net of income taxes of $9 and $8 in the three and six months ended June 30, 2004, respectively)	—	(9)	—	(13)
Gain on sale of discontinued operations (net of income taxes of $22 and $204 for the three and six months ended June 30, 2004	—	36	—	303

Net income	887	2,284	4,174	3,966
Redeemable minority interests	1,487	—	1,487	—

Net income (loss) available to common stockholders	$(600)	$2,284	$2,687	$3,966

Earnings per share — basic:
Income from continuing operations	$0.07	$0.19	$0.33	$0.30
Loss from discontinued operations, net	—	—	—	—
Gain on sale of discontinued operations, net	—	—	—	0.03

Net income	0.07	0.19	0.33	0.33
Redeemable minority interests	0.11	—	0.12	—

Net income (loss) available to common shareholders	$(0.04)	$0.19	$0.21	$0.33

Earnings per share — diluted:
Income from continuing operations	$0.07	$0.19	$0.33	$0.30
Loss from discontinued operations, net	—	—	—	—
Gain on sale of discontinued operations, net	—	—	—	0.03

Net income	0.07	0.19	0.33	0.33
Redeemable minority interests	0.11	—	0.12	—

Net income available to common shareholders	$(0.04)	$0.19	$0.21	$0.33

Weighted average shares outstanding:
Basic	13,174,690	12,085,150	12,632,932	12,085,150
Diluted	13,277,039	12,133,761	12,741,401	12,184,454
(1) Equity-based compensation is allocated as follows:
Cost of service revenue	$2,806	$6	$3,291	$19
General and administrative expenses	546	223	565	1,027

Total equity-based compensation expense	$3,352	$229	$3,856	$1,046

LHC GROUP, INC. AND SUBSIDIARIES
SEGMENT INFORMATION

	Three Months Ended June 30, 2005
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$25,324	$13,135	$38,459
Cost of service revenue	12,154	8,840	20,994
General and administrative expenses	8,165	3,445	11,610
Equity-based compensation expense	2,346	1,006	3,352
Operating income (loss)	2,659	(156)	2,503

	Three Months Ended June 30, 2004
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$19,973	$9,626	$29,599
Cost of service revenue	9,765	5,087	14,852
General and administrative expenses	6,366	2,846	9,212
Equity-based compensation expense	160	69	229
Operating income	3,682	1,624	5,306

	Six Months Ended June 30, 2005
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$50,650	$25,345	$75,995
Cost of service revenue	24,052	16,571	40,623
General and administrative expenses	15,532	6,911	22,443
Equity-based compensation expense	2,699	1,157	3,856
Operating income	8,367	706	9,073

	Six Months Ended June 30, 2004
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$38,083	$17,496	$55,579
Cost of service revenue	19,103	9,660	28,763
General and administrative expenses	11,573	5,248	16,821
Equity-based compensation expense	732	314	1,046
Operating income	6,675	2,274	8,949

RECONCILIATION OF NON-GAAP EARNINGS PER SHARE

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2005		2004	2005	2004
Net income (loss) available to common stockholders	$(600)		$2,284	$2,687	$3,966
Equity based compensation, net of tax	2,078	(1)	142	2,391	649
Redeemable minority interests	1,487	(2)	—	1,487	—
Compensation charge tax benefit	(342	)(3)	—	(342)	—

Non GAAP net income	$2,623		$2,426	$6,223	$4,615

Net income available to common stockholders per common share:
Basic	$(0.04)		$0.19	$0.21	$0.33
Diluted	$(0.04)		$0.19	$0.21	$0.33
Non GAAP net income Basic	$0.20		$0.20	$0.49	$0.38
Diluted	$0.20		$0.20	$0.49	$0.38

(1)
This is a one time $2.078 million, net of tax, or $0.16 per share, equity based compensation charge, primarily related to the conversion of the Company’s Key Employee Equity Participation Units to common stock in connection with the Company’s initial public offering, which closed on June 14, 2005. A description of this equity based compensation charge is set forth in the prospectus prepared by the Company in connection with its initial public offering.

(2)
This is a $1.487 million, or $0.11 per share, charge to retained earnings related to the minority interest in one of the Company’s long-term acute care hospital joint ventures which became redeemable upon the Company’s initial public offering. The terms of this redeemable minority interest are described in the prospectus prepared by the Company in connection with its initial public offering.

(3)
In 2001 the Company recorded a $900,000 equity based compensation charge stemming from shares issued by one of the Company’s principal shareholders to an officer of the Company in 2001. At the time the Company did not believe it would be able to deduct the equity based compensation charge for income tax purposes. In conjunction with the initial public offering, the Company determined that it will be able to deduct the $900,000 compensation charge and has recognized an income tax benefit associated with that charge of $342,000, or $0.03 per share. A description of this equity based compensation charge is set forth in the prospectus prepared by the Company in connection with its initial public offering.

The Company will host a conference call today at 10 a.m. EDT, which will be simultaneously broadcast live over the internet. Keith Myers, President and CEO, and Barr Brown, Sr. Vice President and CFO, will host the call. To access the webcast, please log on to: www.lhcgroup.com under the investor relations section.
A telephone replay will be available for one week by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the pass code 72778231. A replay of the webcast will also be archived on LHC Group’s website.
About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions, include comments regarding the companies future financial performance and the closing of the Home Care Plus acquisition . Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s S-1 Registration Statement (File No. 333-120792) filed with the Securities and Exchange Commission.
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